Exhibit 3(a)
Certificate of Amendment
to the Restated Certificate of Incorporation
of Liz Claiborne, Inc.
The undersigned of Liz Claiborne, Inc., (the “Corporation”) a corporation organized and existing under the Laws of the State of Delaware, does hereby certify as follows:
A: The name of the Corporation is Liz Claiborne, Inc.
B: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 21, 2009.
C: This Certificate of Amendment, which amends the Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
D: The Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
I. Subparagraph 4 of Article FIFTH of the Restated Certificate of Incorporation of Liz Claiborne, Inc. shall be deleted and replaced in its entirety with the following:
4. The Board of Directors shall be elected annually at each annual meeting of stockholders to hold office for a term expiring at the next succeeding annual meeting of stockholders; provided, however, that any director in office at the annual meeting of stockholders in 2010 whose term of office expires at the annual meeting of stockholders in 2011 shall continue to hold office until the end of the term for which such director was elected and that any director in office at the annual meeting of stockholders in 2010 whose term of office expires at the annual meeting of stockholders in 2012 shall continue to hold office until the annual meeting of stockholders in 2011, at which time the term of office of such director shall expire notwithstanding the election of such director to an original term expiring at the annual meeting of stockholders in 2012; and provided, further, that each director elected at the annual meeting of stockholders in 2010 shall hold office for a term expiring at the next succeeding annual meeting of stockholders notwithstanding that this Certificate of Amendment to the Certificate of Incorporation may be filed with the Secretary of State of the State of Delaware after the annual meeting of stockholders in 2010 at which such director was elected and this Certificate of Amendment to the Certificate of Incorporation was adopted by the stockholders. Each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next succeeding annual meeting of stockholders and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

II. Article EIGHTH of the Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:
EIGHTH: Special meetings of the stockholders may be called only by (i) the Board of Directors or (ii) the Secretary of the Corporation, in the case of clause (ii) at the written request of stockholders that own of record not less than thirty-five percent (35%) of the capital stock of the Corporation entitled to vote generally in the election of directors and which request complies with the procedures for calling a special meeting of stockholders as may be set forth in the By-Laws of the Corporation, as it may be amended from time to time. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 27 day of May, 2010.

/s/ Nicholas Rubino
Name:	Nicholas Rubino
Title:	Senior Vice President- Chief Legal Officer; General Counsel and Secretary